Exhibit 4.2

Enthusiast Gaming Holdings Inc.

STOCK OPTION PLAN

Adopted on January 16, 2020

Enthusiast Gaming Holdings Inc.

Stock Option Plan

Enthusiast Gaming hereby establishes a Stock Option Plan for the Eligible Participants, as defined below.

SECTION 1 — DEFINITIONS

1.1	Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

1.1.1	“Affiliates” has the meaning set out in the Business Corporations Act, SBC 2002, c 57.

1.1.2	“Alternative Award” has the meaning ascribed thereto in Section 11.2 hereof.

1.1.3	“Black-Out Period” means a period during which designated employees of the Corporation cannot trade Shares pursuant to the Corporation's policy respecting restrictions on employee trading which is in effect at that time;

1.1.4	“Board” has the meaning ascribed thereto in Section 3.1 hereof;

1.1.5	“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when Corporations are generally open for business in the City of Toronto, in the Province of Ontario, for the transaction of banking business;

1.1.6	“Change in Control” means, for the purposes of this Plan, an event whereby (i) any Person becomes the beneficial owner, directly or indirectly, of 50% or more of either the issued and outstanding Shares or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; (ii) any Person acquires, directly or indirectly, securities of the Corporation to which is attached the right to elect the majority of the directors of the Corporation; (iii) the Corporation undergoes a liquidation or dissolution or sells all or substantially all of its assets; (iv) the Board’s nominees named in the most recent Management Information Circular of the Corporation for election to the Board no longer constitute a majority of the Board as a result of or in connection with: (A) a contested election of directors or (B) a merger, consolidation, reorganization or acquisition involving the Corporation or any of its affiliated entities and another corporation or other entity; or (v) a merger or consolidation of the Corporation is consummated with any other Person, other than (A) a merger or consolidation that would result in the voting securities entitled to vote generally in the election of directors outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least fifty percent (50%) of the combined voting power of the voting securities entitled to vote generally in the election of directors of the

Corporation or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding securities. For greater certainty, unless the Board decides otherwise, the consummation of any transaction or series of transactions immediately following which the record holders of the Shares immediately before such transaction or series of transactions continue, directly or indirectly, to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions, shall not constitute a Change in Control.

1.1.7	“Committee” has the meaning ascribed thereto in Section 3.1 hereof;

1.1.8	“Corporation” means Enthusiast Gaming Holdings Inc.

1.1.9	“Date of Grant” means the date on which an Option is granted under this Plan, which date may be on or, if so determined by the Board at the time of grant, after the date that the Board resolves to grant the Option, provided that if the date on which the Board resolves to grant an Option falls within a Black-Out Period or within five Trading Days following the end of a Blackout Period, the Date of Grant shall be presumed to be the sixth Trading Day following the end of such Black-Out Period;

1.1.10	“Eligible Participants” has the meaning ascribed thereto in Section 4.1 hereof;

1.1.11	“Insider” has the meaning given to this term in the TSX Company Manual, as amended, supplemented or replaced from time to time;

1.1.12	“Options” means a right awarded to a Participant to purchase Shares, as provided in Section 6 hereof and subject to the terms and conditions of this Plan;

1.1.13	“Option Letter” means a written letter provided by the Corporation to a Participant evidencing the grant of Options and the terms and conditions thereof;

1.1.14	“Option Price” has the meaning ascribed thereto in Section 6.2 hereof;

1.1.15	“Option Term” has the meaning ascribed thereto in Section 6.3 hereof;

1.1.16	“Participants” means Eligible Participants that are granted Options under the Plan;

1.1.17	“Performance Criteria” means criteria established by the Board or the Committee which, without limitation, may include criteria based on the Participant's personal performance and/or the financial performance of the Corporation and its Affiliates, and that, where applicable, are to be used to determine the vesting of the Options;

1.1.18	“Person” means an individual, Corporation, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a person shall have a similarly extended meaning;

1.1.19	“Plan” means this Stock Option Plan, including any amendments or supplements hereto made after the date hereof;

1.1.20	“Resignation for Good Reason” means, in the context of a Change in Control, the resignation of a Participant following the occurrence of any of the following condition(s), without the prior written consent of the Participant, which condition(s) remain in effect more than thirty (30) days after written notification by the Participant to the Corporation (such notification to be made within a period not to exceed ninety (90) days from the initial existence of the condition): (i) the requirement that the Participant relocate his or her office or home base to a location that is outside a 50-kilometer radius of his or her office or home base immediately prior to the Change in Control; or (ii) the assignment to the Participant of a set of responsibilities and/or the employment or continued employment of the Participant on terms and conditions that are not the Substantial Equivalent of such Participant’s set of responsibilities and/or terms and conditions of employment in effect immediately prior to the Change in Control.

1.1.21	“Retainer Fees” means the cash award portion of the director’s annual fees payable in respect of serving as a director, including the annual Board retainer fees, annual committee retainer fees, meeting attendance fees and supplemental fees for committee or board chairmanships;

1.1.22	“Retirement” means a cessation of employment by a Participant who is eligible for retirement under the Corporation’s policies;

1.1.23	“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares from treasury to one or more full-time employees, officers, insiders, service providers or consultants of the Corporation or a Subsidiary including a share purchase from treasury by a full-time employee, officer, insider, service provider or consultant which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise;

1.1.24	“Shares” means the common shares in the share capital of the Corporation;

1.1.25	“Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Corporation;

1.1.26	“Substantial Equivalent” means, with respect to a Participant:

(i)	a set of responsibilities that are

(A)	commensurate with such Participant’s professional training and experience; and

(B)	in all material respects, equivalent to or better than the set of responsibilities of such Participant; and

(ii)	terms and conditions of employment that include an annual base salary rate, annual cash incentive compensation opportunities and additional compensation and benefits that are overall substantially equivalent to or better than the terms and conditions of employment of such Participant.

1.1.27	“Successor Organization” has the meaning ascribed thereto in Section 9.3 hereof;

1.1.28	“Termination Date” means (i) in the event of a Participant's voluntary termination, the date on which such Participant ceases to be an employee of the Corporation or a Subsidiary; (ii) in the event of the termination of the Participant's employment by the Corporation or a Subsidiary, the date on which such Participant is informed by the Corporation or the Subsidiary, as the case may be, in writing or verbally, that his/her services are no longer required; or (iii) such later date as may be directed by the Corporation;

1.1.29	“Trading Day” means a Business Day on which a sale of Shares occurred on the TSX; and

1.1.30	“TSX” means the Toronto Stock Exchange.

SECTION 2 — PURPOSE OF THE PLAN

The purpose of the Plan is to authorize the grant to the Eligible Participants of options to purchase Shares of the Corporation and thus benefit the Corporation by enabling it to attract, retain and motivate the Eligible Participants by providing them with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

SECTION 3 — IMPLEMENTATION AND ADMINISTRATION OF THE PLAN

3.1	The Plan shall be administered and interpreted by the board of directors of the Corporation (the “Board”) or, if the Board by resolution so decides, by a committee appointed by the Board (the “Committee”).

3.2	The Board or the Committee, as the case may be, may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations for carrying out the provisions and purposes of the Plan. Subject to the provisions of the Plan, the Board or the Committee, as the case may be, is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration of the Plan as it may deem necessary or advisable. The interpretation, construction and application of the Plan and any provisions hereof made by the Board or the Committee, as the case may be, shall be final and binding on all Eligible Participants.

3.3	No member of the Board or of the Committee shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Options granted hereunder.

3.4	Any determination approved by a majority of the Board or of the Committee, as the case may be, shall be deemed to be a determination of that matter by the Board or the Committee, as the case may be.

SECTION 4 — ELIGIBLE PARTICIPANTS

4.1	The individuals who shall be eligible to receive Options (“Eligible Participants”) shall be the directors, officers, consultants and employees of the Corporation or a Subsidiary as the Board or the Committee, as the case may be, shall, from time to time, determine are in key positions in the Corporation or a Subsidiary. In determining Options to be granted under the Plan, the Board or the Committee, as the case may be, shall give due consideration to the value of each Eligible Participant’s present and potential future contribution to the Corporation’s success.

SECTION 5 — QUANTITATIVE LIMITATIONS ON GRANTS

5.1	The aggregate percentage of Shares that may be issued under the Plan shall not exceed the percentage provided for in Section 8 hereof.

5.2	The aggregate number of Shares reserved for issuance at any time to any one Eligible Participant under the Plan shall not exceed five percent (5%) of the issued and outstanding Shares at such time.

5.3	The aggregate number of Shares issued to any one Insider under the Plan or any other proposed or established Share Compensation Arrangement within any one-year period, shall not exceed five percent (5%) of the issued and outstanding Shares.

5.4	The aggregate number of Shares (i) issued to Insiders under the Plan or any other proposed or established Share Compensation Arrangement within any one-year period and (ii) issuable to Insiders at any time under the Plan or any other proposed or established Share Compensation Arrangement, shall in each case not exceed ten percent (10%) of the issued and outstanding Shares.

5.5	The number of Shares that are issuable to non-employee directors under this Plan and any other equity compensation plan, other than deferred share units issued to directors in lieu of Retainer Fees and granted on a value-for-value basis with such Retainer Fees, shall not at any time exceed (i) in aggregate, 1% of the issued and outstanding Shares; or (ii) $150,000 worth of Shares annually per Eligible Participant, of which no more than $100,000 may be in the form of Options.

5.6	Any Option granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

SECTION 6 — OPTIONS

6.1	Option Awards.

Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board or the Committee, as the case may be, shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the Date of Grant of such Options, and (iii) determine the Option Price and the relevant vesting provisions (including Performance Criteria, if applicable) and Option Term, the whole subject to the terms and conditions prescribed in this Plan and in any Option Letter.

6.2	Option Price.

The option price (the “Option Price”) for Shares that are the subject of any Option shall be the price per Share to be payable upon the exercise of each such Option, to be fixed by the Board or the Committee, as the case may be, when such Option is granted. The Option Price shall not be less than the market value of such Share on the Date of Grant.

For purposes of this Section 6, “market value” of a Share shall be the volume-weighted average price of a Share on the TSX for the five (5) Trading Days preceding the Date of Grant. The price so determined shall be rounded up to the next highest cent.

6.3	Option Term.

The Board or the Committee, as the case may be, shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, which shall not be more than ten (10) years from the Date of Grant (“Option Term”). Unless otherwise determined by the Board or the Committee, all unexercised Options shall be cancelled at the expiry of such Options.

Should the expiration date for an Option fall within a Black-Out Period or within nine (9) Trading Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Trading Day after the end of the Black-Out Period, such tenth Trading Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 10 hereof, the ten (10) Trading Day period referred to in this Section 6.3 may not be extended by the Board.

6.4	Exercise of Options.

Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the optioned Shares and at such time or times as the Board or the Committee, as the case may be, at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, no Option shall be exercised by a Participant on a day that is not a Trading Day or during a Black-Out Period.

6.5	Method of Exercise and Payment of Purchase Price.

Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 6.4 hereof) by the Participant (or such Participant's personal representatives or legatees) giving notice in writing to the Corporation at its registered office to the attention of the secretary of the Corporation or the individual that the secretary of the Corporation may from time to time designate or give notice in such other manner as the Corporation may from time to time designate, which notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by full payment, whether by cash, cheque, bank draft or wire transfer, of the purchase price for the number of Shares specified therein or instructions to sell, at the prevailing market price of the Shares on the TSX at the time of any such sale, the necessary number of Shares issuable upon the exercise of such Option to effect payment of the applicable purchase price with the resulting proceeds. In all cases, the underlying Shares related to such Options shall be fully deducted from the reserve for the purposes of the quantitative limitations set out in Section 8 hereof.

6.6	Share Option Letters.

Options shall be evidenced by an Option Letter in such form not inconsistent with the Plan as the Board or the Committee, as the case may be, may from time to time determine.

6.7	Use of an Administrative Agent and Trustee.

The Board or the Committee, as the case may be, may in their sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Options granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Options granted under the Plan, the whole in accordance with the terms and conditions determined by the Board or the Committee, as the case may be, in their sole discretion. The Corporation and the administrative agent will maintain records showing the number of Options granted to each Participant under the Plan.

SECTION 7 — GENERAL CONDITIONS

Each Option to be granted or granted to a Participant shall be subject to the following conditions and any other covenants which may bind the Participant, from time to time:

7.1	Employment - The granting of an Option to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ in any capacity. In addition and for greater certainty, the granting of Options to a Participant shall not impose any obligation on the Corporation to grant any awards in the future nor shall it entitle the Participant to receive future grants.

7.2	Non-assignability of Option Rights – Each Option granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

7.3	Rights as a Shareholder – Neither the Participant nor such Participant's personal representatives or legatees shall have any rights whatsoever as shareholders in respect of any Shares covered by such Participant's Options until the date of issuance of a share certificate or other proof of ownership to such Participant or such Participant's personal representatives or legatees for such Shares. Without in any way limiting the generality of the foregoing and the provisions of Section 9 hereof, no adjustment shall be made for ordinary course cash dividends or other rights for which the record date is prior to the date such share certificate is issued or such proof of ownership delivered.

7.4	Conformity to Plan – In the event that an Option is granted or an Option Letter is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Options on terms different from those set out in the Plan, the Option or the grant of such Option shall not be in any way void or invalidated, but the Option so granted will be adjusted to become, in all respects, in conformity with the Plan.

7.5	Effect of Termination or Cessation of Employment or Death

7.5.1	Unless otherwise decided, at the time of grant, by the Board or Committee, as the case may be, and subject to Section 6.3 hereof, upon a Participant's employment or service with the Corporation or a Subsidiary being terminated voluntarily by such Participant (other than a Resignation for Good Reason following a Change in Control), any Option or the unexercised portion thereof granted to such Participant may be exercised by such Participant only for that number of Shares which such Participant was entitled to acquire under the Option pursuant to Section 6.4 hereof on such Participant’s Termination Date. Such Option shall only be exercisable within 90 days after the Participant’s Termination Date or prior to the expiration of the original term of the Option, whichever occurs earlier. Any Option which, at the time of termination of employment, may not be exercised by the Participant pursuant to Section 6.4 hereof, shall be forfeited and cancelled.

7.5.2	Upon a Participant's employment with the Corporation or a Subsidiary being terminated “for cause”, the Participant’s participation in the Plan shall be terminated and any Option or the unexercised portion thereof granted to such Participant shall be forfeited and cancelled on such Participant’s Termination Date. For the purposes of the Plan, the determination by the Corporation that the Participant was discharged for cause shall be binding on the Participant. Cause shall include, among other things, gross misconduct, theft, fraud or breach of confidentiality.

7.5.3	Subject to Section 11.1, upon a Participant's employment with the Corporation or a Subsidiary being terminated by the Corporation or a Subsidiary for reasons other than for “cause”, any Option or the unexercised portion thereof granted to such Participant may be exercised by such Participant only for that number of Shares which such Participant was entitled to acquire under the Option pursuant to Section 6.4 hereof on such Participant’s Termination Date. Such Option shall only be exercisable within ninety (90) days after the Participant’s Termination Date or prior to the expiration of the original term of the Option, whichever occurs earlier. Any Option which, at the time of termination of employment, may not be exercised by the Participant pursuant to Section 6.4 hereof, shall be forfeited and cancelled.

7.5.4	Upon the death of a Participant, any Option or unexercised part thereof granted to such Participant may be exercised by the legal representatives of the Participant’s estate only for that number of Shares which such Participant was entitled to acquire under the Option pursuant to Sections 6.4 hereof at the time of such Participant's death. Such Option shall only be exercisable within one (1) year after the Participant's death or prior to the expiration of the original term of the Option, whichever occurs earlier. Any Option which, at the time of the Participant’s death, may not be exercised by the Participant pursuant to Section 6.4 hereof, shall be forfeited and cancelled.

7.5.5	Subject to Sections 7.5.1 to 7.5.4 hereof, upon the Retirement of a Participant, any Option or unexercised part thereof granted to such Participant may be exercised by such Participant or his/her representative within three (3) years after the Participant’s Retirement or prior to the expiration of the original term of the Option, whichever occurs earlier. The Participant shall also be allowed to exercise Options for which the rights to exercise accrue during such period. However, any unexercised vested Options shall be forfeited and the Participant’s unvested Options shall expire immediately, if:

(a)        during the Participant’s employment with the Corporation or at any time within a two (2) year period following the Retirement, the Participant:

(i)        engages in any activity that directly or indirectly competes with any business carried on by the Corporation;

(ii)       conducts business with, solicits or otherwise attempts to directly or indirectly incite a client of the Corporation with whom he or she conducted business during the course of the twelve (12) months preceding the cessation of his or her employment at the Corporation for the purpose of offering, selling or providing such client with products and services competitive to those of the Corporation; or

(iii)       engages in any other activity which is prejudicial to the interests of the Corporation;

without the prior written consent of the Corporation, which will not be unreasonably withheld; or

(b)        during the Participant’s employment with the Corporation or at any time thereafter, the Participant discloses any confidential information, records, intellectual property or other private affairs of the Corporation to any person, without the prior written consent of the Corporation.

7.5.6	Subject to Sections 7.5.1 to 7.5.4 hereof, upon the cessation of a Participant's employment with the Corporation or a Subsidiary following an injury or disability, any Option or unexercised part thereof granted to such Participant may be exercised by such Participant or his or her representative as the rights to exercise accrue.

SECTION 8 — SHARES SUBJECT TO THE PLAN

8.1	As at January 16, 2020, the maximum number of Shares reserved and available under the Plan for grants of Options is limited to 10% of the issued and outstanding Shares, from time to time.

8.2	Shares in respect of which an Option is granted under the Plan but not exercised prior to the termination of such Option due to the expiration, termination or lapse of such Option or otherwise, shall be available for Options to be granted pursuant to the provisions of the Plan. All Shares issued pursuant to the exercise of the Options shall be so issued as fully paid and non-assessable Shares.

SECTION 9 — ADJUSTMENT TO SHARES SUBJECT TO OUTSTANDING OPTIONS

9.1	In the event of any subdivision of the Shares into a greater number of Shares at any time after the grant of an Option to a Participant and prior to the expiration of the term of such Option, the Corporation shall deliver or cause to be delivered to such Participant, at the time of any subsequent exercise of such Option in accordance with the terms hereof, in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise of such Option, but for the same aggregate consideration payable therefor in the case of Options, such number of Shares as such Participant would have held as a result of such subdivision if on the record date thereof the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise of such Option.

9.2	In the event of any consolidation of Shares into a lesser number of Shares at any time after the grant of an Option to any Participant and prior to the expiration of the term of such Option, the Corporation shall deliver or cause to be delivered to such Participant, at the time of any subsequent exercise of such Option in accordance with the terms hereof in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise of such Option, but for the same aggregate consideration payable therefor in the case of Options, such number of Shares as such Participant would have held as a result of such consideration if on the record date thereof the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise of such Option.

9.3	If at any time after the grant of an Option to any Participant and prior to the expiration of the term of such Option, the Shares shall be reclassified, reorganised or otherwise changed, otherwise than as specified in Section 9.1 or Section 9.2 hereof or, subject to the provisions of Section 11.2 hereof, the Corporation shall consolidate, merge or amalgamate with or into another non-individual Person (the Person resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Organization”), the Participant shall be entitled to receive upon the subsequent exercise of such Option, in accordance with the terms hereof and shall accept in lieu of the number of Shares then subscribed for but for the same aggregate consideration payable therefor in the case of Options, the aggregate number of shares of the appropriate class or other securities of the Corporation or the Successor Organization (as the case may be) or other consideration from the Corporation or the Successor Organization (as the case may be) that such Participant would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of Section 11.2 hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, such Participant had been the registered holder of the number of Shares to which such Participant was immediately theretofore entitled upon such exercise of such Option.

9.4	If, at any time after the grant of an Option to any Participant and prior to the expiration of the term of such Option, the Corporation shall make a distribution to all holders of Shares of shares or other securities in the capital of the Corporation, or cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit), or should the Corporation effect any transaction or change having a similar effect, then the Option Price or the number of Shares to which the Participant is entitled upon exercise of Options shall be adjusted to take into account such distribution, transaction or change. The Board shall determine the appropriate adjustments to be made in such circumstances in order to maintain the Participants' economic rights in respect of their Options in connection with such distribution, transaction or change.

SECTION 10 — AMENDMENT OR DISCONTINUANCE OF THE PLAN

10.1	The Board may amend the Plan or any Option at any time without the consent of the Participants provided that such amendment shall:

10.1.1	not adversely alter or impair any Option previously granted except as permitted by the provisions of Section 9 hereof;

10.1.2	with respect to an amendment to the Plan, be subject to the approval of the TSX and, where required, any other regulatory approval; and

10.1.3	be subject to shareholder approval, where required by law or the requirements of the TSX, provided that shareholder approval shall not be required for the following amendments and the Board may make any changes which may include but are not limited to:

10.1.3.1	amendments of a “housekeeping” nature;

10.1.3.2	a change to the vesting provisions of any Option;

10.1.3.3	a change to the termination provisions of an Option, which does not entail an extension beyond the original expiry date, except as provided in Section 6.3 hereof; and

10.1.3.4	any change described in Section 9 hereof.

10.2	Notwithstanding Section 10.1.3, the Board shall be required to obtain shareholder approval, along with the approval of the TSX and, where required, any other regulatory approval, to make the following amendments:

10.2.1	any change to the maximum number of Shares issuable from treasury under the Plan, including an increase to the fixed maximum percentage or a change from a fixed maximum percentage to a fixed maximum number of Shares, other than an adjustment pursuant to Section 9;

10.2.2	any amendment which reduces the exercise price of any Option after the Options have been granted or any cancellation of an Option and the substitution of that Option by a new Option with a reduced price, except in the case of an adjustment pursuant to Section 9;

10.2.3	any amendment which extends the Option Term beyond the original expiry date, except as provided in Section 6.3 hereof;

10.2.4	any amendment which would allow non-employee directors to be eligible for awards under the Plan on a discretionary basis or an amendment which would increase limits imposed on non-employee director participation pursuant to Section 5.5;

10.2.5	any amendment which would permit any Option granted under the Plan to be transferable or assignable by any Participant other than as allowed by Section 7.2;

10.2.6	any amendment which increases the maximum number of Shares that may be issued to (i) Insiders as a group; or (ii) any one Insider, under the Plan or any other proposed or established Share Compensation Arrangement in a one-year period, except in case of an adjustment pursuant to Section 9; and

10.2.7	any amendment to the amendment provisions of the Plan.

10.3	The Board may, subject to regulatory approval, discontinue the Plan at any time without the consent of the Participants provided that such discontinuance shall not materially and adversely affect any Options previously granted to a Participant under the Plan.

SECTION 11 – CHANGE OF CONTROL

11.1	Double Trigger – Notwithstanding anything to the contrary contained in the Plan or in an Option Letter contemplated herein, if the Corporation terminates a Participant’s employment for reasons other than for “cause” or a Participant submits a Resignation for Good Reason within twelve (12) months after a Change in Control:

(a)  each exercisable Option or Alternative Award then held by the Participant shall remain exercisable for a period of twenty-four (24) calendar months from the date of termination or resignation, but not later than the end of the Option Term, and thereafter any such Option or Alternative Award shall expire; and

(b)  each non-exercisable Option or Alternative Award then held by the Participant shall become exercisable upon such termination or resignation and shall remain exercisable for a period of twenty-four (24) calendar months from the date of such termination or resignation, but not later than the end of the Option Term, and thereafter any such Option or Alternative Award shall expire.

11.2	Alternative Award – In the case that a Successor Organization would result from the Change of Control and unless otherwise previously determined by the Board, each Option, which is not converted into or substituted by an Alternative Award of the Successor Organization, shall become exercisable immediately prior to the consummation of the transaction constituting a Change in Control. For the purposes of this Plan, an “Alternative Award” must, in the opinion of the Board:

a)	be based on shares that are traded on an established Canadian or U.S. securities market;

b)	provide the Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Options, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment; and

c)	have substantially equivalent economic value to such Options (determined at the time of the Change in Control).

SECTION 12 — TAX WITHHOLDING

12.1	Notwithstanding any other provision of this Plan, all distributions or payments to a Participant under the Plan shall be made net of applicable source deductions, unless otherwise permitted by applicable laws. If the event giving rise to the withholding obligation involves a distribution of Shares, then, the withholding obligation may be satisfied by (a) having the appropriate number of such Shares sold by the Corporation, the Corporation's transfer agent and registrar or any agent or trustee appointed by the Corporation pursuant to Section 6.7 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being remitted to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

SECTION 13 – CLAWBACK POLICY

13.1	The grants of Options made under this Plan shall be subject to the Corporation’s clawback policies.

SECTION 14 — GOVERNING LAWS

14.1	The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

SECTION 15 — EFFECTIVE DATE OF PLAN

15.1	The Plan shall be effective as of January 16, 2020, subject to shareholder ratification. Should any changes to the Plan be required by any securities commission or other governmental body of any province of Canada to which the Plan has been submitted or by any stock exchange on which the Shares may from time to time be listed, such changes shall be made to the Plan as are necessary to conform with such requests and, if such changes are approved by the Board, the Plan, as amended, shall remain in full force and effect in its amended form as of and from that date.

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